Exhibit 99.1

CONTACT:	Michael H. McLamb Chief Financial Officer MarineMax, Inc. 727/531-1700	Brad Cohen Integrated Corporate Relations, Inc. 203/682-8211 bcohen@icrinc.com

Susan Hartzell – Media Contact Integrated Corporate Relations, Inc. 203/682-8238

MARINEMAX REPORTS FIRST QUARTER FISCAL 2007 RESULTS
- First Quarter Loss Per Diluted Share $0.21 -
- Revenue Increases 30% to $234.7 Million -
- Same-Store Sales Increased 14% -

CLEARWATER, FL – January 25, 2007 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, today announced results for its first quarter of fiscal 2007 ended December 31, 2006.

Revenue increased approximately 30% to $234.7 million from $181.2 million for the comparable quarter last year. This increase was driven by same-store sales growth of 14% and $28.7 million from stores that were opened or acquired that are not eligible for inclusion in the same-store sales base. Operating margins were negatively impacted by additional team member and product incentives, and higher marketing and promotional costs which were necessary to drive the Company’s sales. The net loss for the first quarter of fiscal 2007 was $3.8 million, or $0.21 per diluted share, compared with net income of $664,000, or $0.04 per diluted share, for the first quarter of fiscal 2006.

William H. McGill, Jr., Chairman, President and Chief Executive Officer of MarineMax stated, “As we indicated in our January 8, 2007 release, we believe our relative performance is greatly outpacing the industry, resulting in significant market share gains. We believe these gains will lead to meaningful revenue and earnings growth when the industry recovers. While we are disappointed that the challenging macro economic environment adversely impacted our results and required additional spending to secure sales, I am proud of our team’s execution and remain confident in our strategies.”

Inventories at December 31, 2006, were $545.3 million including approximately $117.6 million associated with the acquisitions of the Port Arrowhead Group and Surfside-3 Marina completed during the March 2006 quarter and approximately $13.6 million associated with the addition of the Cabo Yachts product line which the Company added in late September 2006.

Based on current business conditions, retail trends, and other factors, the Company is reiterating its recently updated fiscal 2007 guidance to the range of $1.40 to $1.50 per share on a fully diluted basis. The Company’s fiscal 2007 guidance assumes same-store sales will be in the mid-single digits and excludes the impact from any potential material acquisitions that it may complete.

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Cabo, Hatteras, Grady White, Ferretti Yachts, Pershing, Riva, Mochi Craft, Apreamare and Bertram the Company sells new and used recreational boats and related marine products and provides yacht brokerage services. The Company currently operates 88 retail locations in Alabama, Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Maryland, Minnesota, Missouri, Nevada, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, South Carolina, Tennessee, Texas, and Utah. MarineMax is a New York Stock Exchange-listed company.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include expectations regarding the results of fiscal 2007, company performance compared with the industry performance as well as expected market share gains. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the ability to accomplish the goals and strategies, the success of synergies expected from acquisitions, anticipated revenue enhancements, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities Exchange Commission.

(table follows)

MARINEMAX, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended December 31,
	2006	2005
Revenue	$234,738	$181,184
Cost of sales	177,677	136,836

Gross profit	57,061	44,348
Selling, general, and administrative expenses	56,872	40,472

Income from operations	189	3,876
Interest expense	6,540	2,761

(Loss) income before income tax (benefit) provision	(6,351)	1,115
Income tax (benefit) provision	(2,565)	451

Net (loss) income	$(3,786)	$664

Basic and diluted net (loss) income per common share	$(0.21)	$0.04

Weighted average number of common shares used in computing net (loss) income per common share:
Basic	18,287,781	17,611,841

Diluted	18,287,781	18,525,849

(table follows)

MARINEMAX, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
(Unaudited)

	December 31,	December 31,
	2006	2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$13,130	$10,638
Accounts receivable, net	48,834	26,515
Inventories, net	545,282	388,072
Prepaid expenses and other current assets	7,881	6,446
Deferred tax assets	4,626	5,176

Total current assets	619,753	436,847
Property and equipment, net	121,354	99,649
Goodwill and other intangible assets, net	116,366	56,320
Other long-term assets	4,437	369

Total assets	$861,910	$593,185

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$15,588	$15,560
Customer deposits	18,189	21,998
Accrued expenses	25,518	22,925
Short-term borrowings	405,500	206,000
Current maturities of long-term debt	4,555	4,580

Total current liabilities	469,350	271,063
Deferred tax liabilities	11,932	11,065
Long-term debt, net of current maturities	31,493	24,557

Total liabilities	512,775	306,685
STOCKHOLDERS’ EQUITY:
Preferred stock, $.001 par value, 1,000,000 shares authorized, none issued or outstanding at December 31, 2006 and 2005	—	—
Common stock, $.001 par value, 24,000,000 shares authorized, 18,619,767 and 17,937,595 shares issued and outstanding at December 31, 2006 and 2005, respectively	19	18
Additional paid-in capital	160,030	125,648
Retained earnings	196,520	161,588
Accumulated other comprehensive income (loss)	129	(136)
Treasury stock, at cost, 336,300 and 30,000 shares held at December 31, 2006 and 2005, respectively	(7,563)	(618)

Total stockholders’ equity	349,135	286,500

Total liabilities and stockholders’ equity	$861,910	$593,185

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